Exhibit 99.2

News Release

Contacts:	Mike Dunn	Ron Gruendl
	(212) 922-7859	(412) 234-7157
	dunn.mg@mellon.com	gruendl.rr@mellon.com

FOR IMMEDIATE RELEASE

MELLON TO ACQUIRE DPM

— Acquisition of hedge fund administrator will boost assets under administration by $30 billion —

BOSTON and SOMERSET, NJ, January 18, 2005 – Mellon Financial Corporation today announced that its Asset Servicing group has signed an agreement to acquire DPM, a Somerset, N.J.-based hedge fund administrator that oversees $30 billion in assets for 91 clients. Its services also include middle- and back-office outsourcing and transparency services. Terms of the transaction, scheduled to close by the end of the first quarter of 2005, were not disclosed.

“The institutional asset management industry is demanding a growing breadth of services from its providers, and this investment helps bolster our position at the forefront of the asset servicing industry,” said James P. Palermo, Mellon vice chairman and president of Mellon Global Securities Services. “DPM is one of the most successful and fastest growing firms in the hedge fund administration arena with a broad set of capabilities. Furthermore, this acquisition enables Mellon to meet the needs of clients who increasingly are seeking custodians with hedge fund expertise.”

Palermo noted that Mellon plans to further expand DPM’s operations in Europe to meet growing demands from international hedge fund managers. “It is our intention to establish a hedge fund administration capability in Dublin, where we already have a substantial asset servicing hub,” he said.

“Joining Mellon’s Asset Servicing group will enable us to better serve the growing number of hedge funds that are coming under the umbrellas of large institutional asset managers,” said Robert M. Aaron, who will remain chief executive officer of the new Mellon subsidiary within Mellon’s Asset Servicing business. “As hedge fund managers are becoming more institutionalized, they are turning to administrators that are part of large, well-regarded financial institutions that can provide the transparency they require.”

On the asset management side, Mellon has three hedge fund managers: Mellon HBV Alternative Strategies LLC, Mellon Global Alternative Investments Limited and EACM.

Mellon’s Asset Servicing group develops solution-oriented tools to support the entire investment process for public and private pension funds, asset managers, mutual funds, insurance and other financial institutions. Mellon Global Securities Services, Mellon’s Investment Manager Solutions team, Eagle Investment Systems and Mellon European Fund Services, as well as its joint venture partnerships – ABN AMRO Mellon, CIBC Mellon and Russell/Mellon – deliver innovative products worldwide.

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, human resources services and treasury services. Mellon has more than $3.7 trillion in assets under management, administration or custody, including $670 billion under management. Its asset management companies include The Dreyfus Corporation and U.K.-based Newton Investment Management Limited. News and other information about Mellon is available at www.mellon.com.

# # #